Exhibit 99.1

News Release

International Game Technology announces signing of $1 billion Credit Agreement

(LAS VEGAS – Apr. 24, 2013) – International Game Technology (NYSE: IGT) (the “Company”) announced today that it has entered into an amended and restated credit agreement for a $1 billion, five-year credit facility replacing its existing $750 million credit facility.  Through this refinancing, the Company increased its available liquidity, extended the maturity of the credit facility from April 2016 to April 2018, and lowered borrowing costs on the credit facility by over 20%.  As of April 23, 2013, there was $55 million outstanding under the credit facility.

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About IGT
International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for regulated markets around the world. IGT's acquisition of DoubleDown Interactive provides engaging social casino style entertainment to more than 6 million players monthly. More information about IGT is available at IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com

IGT Contacts:

Michael Greene
Senior Manager, Investor Relations

Kate Pearlman
Vice President, Investor Relations and Treasury

+1 866-296-4232